EXHIBIT 5.1

ALEXANDER E. KUHNE, P.C.

ATTORNEY AND COUNSELOR AT LAW

33717 WOODWARD AVENUE, SUITE 289

BIRMINGHAM, MICHIGAN 48009-0913

248.644.4539 ● FAX 248.646.8337 ● LEXKUHNE@GMAIL.COM

10 October 2017

Mr. Kamil Hornik, President

Loyal Source Market Services, Inc.

13025 Klimovske

Zilina, Slovakia 01001

RE: Loyal Source Market Services, Inc.

Form S-1 Registration Statement

Dear Mr. Hornik:

As counsel for Loyal Source Market Services, Inc., a Nevada corporation (the “Company”), you have requested this firm to render this opinion in connection with the registration statement of the Company on Form S-1 (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “SEC”) relating to the sale of an aggregate of 2,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”).

We are familiar with the Registration Statement and the registration contemplated thereby. In giving this opinion, we have reviewed the Registration Statement and such other agreements, documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained herein as we have felt necessary or appropriate in order to render the opinions hereinafter expressed. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.

Based upon all of the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada;

2. The Company has an authorized Common Stock ($0.001 par value) capitalization of 75,000,000 shares;

3. The 4,000,000 shares of currently issued and outstanding Common Stock are duly and validly issued as fully paid and non-assessable, pursuant to the statutes of the State of Nevada;

4. The 2,000,000 Shares that are being offered by the Company, upon the due execution by the Company and the registration by its registrar of such shares, the sale thereof by the Company in accordance with the terms of the Registration Statement and after the effectiveness of the Registration Statement, and the receipt of consideration therefore in accordance with the terms of the Registration Statement, such shares will be duly and validly issued, fully paid and non- assessable.

This opinion letter has been prepared and may be used by the Company as an exhibit in connection with the filing by the Company of the Form S-1 with the SEC. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form S-1 and to the reference made to this firm in the Registration Statement under the heading “Experts.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Sincerely,

ALEXANDER E. KUHNE, P.C.

/s/ Alexander E. Kuhne